Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-246324), S-3 (File No. 333-257645), S-1 (File No. 333-275375), and S-1 (File No. 333-274539).of our report dated April 16, 2024, relating to the financial statements of Aditxt, Inc. for the years ended December 31, 2023 and 2022, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern, and appear in this Annual Report on Form 10-K.

/s/ dbbmckennon

San Diego, California

April 16, 2024